Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

JOHN P. DURKIN

808/665-5480

808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2009 3rd QUARTER RESULTS

Kahului, Hawaii, October 30, 2009….. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $25.5 million or $3.17 per share for the third quarter of 2009 compared to a net loss of $8.7 million or $1.09 per share for the third quarter of 2008.  The loss for the third quarter of 2009 includes $22.8 million equity in losses from the Company’s investment in Kapalua Bay Holdings, LLC, compared to $5.1 million income attributable to this investment for the third quarter of 2008.  Consolidated revenues were $26.7 million for the third quarter of 2009, compared to $19.1 million for the third quarter of 2008.  Revenues for the third quarter of 2009 include the sale of two properties that resulted in revenues of $11.7 million.

For the first nine months of 2009, the Company reported a net loss of $92.9 million or $11.57 per share compared to a net loss of $8.8 million or $1.11 per share for the first nine months of 2008.  Consolidated revenues for the first nine months of 2009 were $55.5 million, compared to $62.0 million for the first nine months of 2008.  The Company’s $50 million cash sale of the Plantation Golf Course in March 2009 was accounted for as a financing transaction, and accordingly, no gain was recognized in the 2009 nine month results.

The Community Development segment reported an operating loss of $16.9 million for the third quarter of 2009, compared to operating income of $2.5 million for the third quarter of 2008.  Revenues from this operating segment were $13.8 million for the third quarter of 2009, compared to $2.2 million for the third quarter of 2008.  For the first nine months of 2009, the Community Development segment reported an operating loss of $61.2 million, compared to operating income of $21.5 million for the first nine months of 2008.  Revenues from this segment were $17.6 million for the first nine months of 2009 compared to $10.5 million for the first nine months of 2008.  The operating loss reported by the Community Development segment for the third quarter and first nine months of 2009 includes losses of $22.8 million and $47.2 million, respectively, attributable to the Company’s investment in Kapalua Bay Holdings, LLC, compared to income from this equity investment of $5.1 million and $26.5 million, respectively, for the third quarter and first nine months of 2008.  In September 2009, Kapalua Bay Holdings, LLC recorded an impairment in the value of its real estate inventories totaling $208.8 million.  The third quarter and first nine months of 2009 also include the sale of two properties that resulted in revenues of $11.7 million and pretax profit of approximately $6.8 million.  The first nine months of 2008 include land sales that resulted in revenues of $4.4 million and pre-tax profit of approximately $4.1 million.

The Resort segment reported an operating loss of $2.7 million for the third quarter of 2009, compared to an operating loss of $5.7 million for the third quarter of 2008.  Resort segment revenues decreased by 16% to $7.6 million for the third quarter of 2009 compared to $9.1 million for the third quarter of 2008, reflecting lower revenues from the primary Resort operations, golf, retail and villas. For the first nine months of 2009, the Resort produced an operating loss of $11.4 million compared to an operating loss of $13.1 million for the first nine months of 2008.  Resort revenues for the first nine months of 2009 were 21% lower than the same period a year ago.  Cost cutting measures helped to reduce the Resort segment operating loss in 2009 as compared to 2008.

The Agriculture segment produced an operating loss of $4.1 million for the third quarter of 2009 compared to an operating loss of $9.5 million for the third quarter of 2008.  Revenues from the Agriculture segment decreased by 32% from $7.2 million in the third quarter of 2008 to $4.9 million in the third quarter of 2009 due to lower average prices and lower case sales volume.  For the first nine months of 2009, the Agriculture segment reported an operating loss of $12.6 million, compared to an operating loss of $19.3 million for the first nine months of 2008.  Revenues for the first nine months of 2009 were $14.4 million, compared to $21.0 million for the same period in 2008.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Operating Revenues
Community Development	$13,783	$2,220	$17,570	$10,517
Resort	7,602	9,101	22,935	28,989
Agriculture	4,939	7,236	14,353	20,971
Other	336	562	673	1,572
Total Operating Revenues	$26,660	$19,119	$55,531	$62,049

Operating Profit (Loss)
Community Development	$(16,946)	$2,461	$(61,161)	$21,517
Resort	(2,664)	(5,652)	(11,432)	(13,089)
Agriculture	(4,086)	(9,533)	(12,629)	(19,257)
Other	(155)	(66)	(1,106)	(391)
Total Operating Loss	(23,851)	(12,790)	(86,328)	(11,220)
Interest Expense	(2,749)	(1,381)	(7,292)	(3,323)
Interest Income	107	45	485	247
Income Tax Benefit	1,007	5,431	207	5,459

Net Loss	$(25,486)	$(8,695)	$(92,928)	$(8,837)

Loss Per Common Share
Basic	$(3.17)	$(1.09)	$(11.57)	$(1.11)
Diluted	$(3.17)	$(1.09)	$(11.57)	$(1.11)

Average Common Shares Outstanding
Basic	8,047,228	7,959,850	8,034,045	7,961,516
Diluted	8,047,228	7,959,850	8,034,045	7,961,516

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.